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Patrick Davidson (414) 343-8002
Media Contact:
Kathleen Lawler (414) 343-4587

HARLEY-DAVIDSON'S SECOND CENTURY MOMENTUM BUILDS WITH ANOTHER RECORD QUARTER

Milwaukee, Wis., July 14, 2004 — Harley-Davidson, Inc. (NYSE: HDI) today announced record revenue and earnings for its second quarter ended June 27, 2004. Revenue for the quarter was $1.33 billion compared with $1.22 billion in the year-ago quarter, an 8.9 percent increase. Second quarter diluted earnings per share (EPS) were 83 cents, a 25.8 percent increase compared with last year’s 66 cents.

“We are pleased to report another excellent quarter for Harley-Davidson,” said Jeffrey L. Bleustein, Chairman and Chief Executive Officer of Harley-Davidson, Inc. “The record results we have delivered through the first six months of this year are in line with the Company’s previously stated long-term direction of sustainable growth.”

U.S. retail sales of Harley-Davidson(R) motorcycles were 18.8 percent ahead of last year for the quarter and up 16.5 percent for the first six months. “Our dealers report that floor traffic is brisk, driven by keen interest in the entire Harley-Davidson experience and in particular, the Sportster(R) motorcycle family which was completely redesigned for the 2004 model year. The redesign, which was intended to broaden the appeal of that product line, is clearly achieving its purpose. Tomorrow we will bring even more excitement to our customers when the 2005 model year motorcycles and related new products will be unveiled to our worldwide dealer network at our summer dealer meeting in San Diego,” said Bleustein.

Motorcycles and Related Products Segment — Second Quarter Results

Second quarter revenue from Harley-Davidson motorcycles was $1.02 billion, an increase of 6.8 percent over last year. Worldwide shipments of Harley-Davidson motorcycles in the second quarter totaled 82,034 units, up 6,009 units or 7.9 percent over last year. The Company’s shipment target remains 317,000 Harley-Davidson motorcycles for 2004.

Second quarter revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $230.1 million, a 12.7 percent increase or $25.9 million more than the year-ago quarter. Over the long term, the Company expects P&A revenue to grow at a rate slightly faster than the motorcycle unit growth rate.

Second quarter revenue from General Merchandise, which consists of MotorClothes(R) apparel and collectibles, totaled $53.1 million, up 21.5 percent or $9.4 million over the same period last year. Over the long term, the Company expects General Merchandise to grow at a rate lower than the motorcycle unit growth rate.

Second quarter gross margin for the Motorcycles and Related Products Segment was 37.9 percent of revenue compared to 36.4 percent in the second quarter of last year. Favorable gross margin was primarily impacted by plant efficiencies, including those that generally occur at the end of the model year. Some of these efficiencies are not expected to be maintained in the second half of the year due to new model year startup.

Operating margin increased from 21.9 percent in 2003 to 25.2 percent in 2004 due primarily to higher gross margin and a change in the timing of marketing related costs in 2003 when compared with 2004. In 2003, operating expenses were higher in the first half of the year to support the 100th Anniversary activities and programs. In 2004, operating expenses will be higher in the second half of the year, which is more typical of the Company’s operations.

Motorcycle Retail Data — Six Month Results

Retail sales of Harley-Davidson motorcycles in the United States were up 16.5 percent, or nearly 20,000 units for the period January through June 2004, when compared to the same period last year. Harley-Davidson retail sales were up approximately 100 units in Europe or 0.7 percent and down approximately 380 units in Japan or 7.3 percent, respectively, when compared with 2003. Harley-Davidson retail sales changes in Europe and Japan are generally tracking with motorcycle sales in the heavyweight markets in those locations.

Financial Services Segment — Second Quarter Results

Harley-Davidson Financial Services, Inc. (HDFS) reported second quarter operating income of $49.0 million, up $4.5 million or 10.2 percent from the year-ago quarter. The Company’s second quarter securitization of $626 million in motorcycle retail loans resulted in a gain of $19.3 million, which compares to a securitization of $425 million and a gain of $22.2 million during the second quarter of 2003. The gain as a percentage of the amount of loans securitized was lower when compared with last year’s gain due to the costs of a new enhanced dealer participation program and rising market interest rates. Based on the current competitive market and interest rate environment, the Company believes the full impact of these changes will result in future securitization gains in the range of 2.0 to 2.5 percent.

Annualized credit losses on a managed portfolio basis as of the end of the second quarter were lower at 0.63 percent in 2004, down from 0.75 percent in 2003.

Over the long term, the Company expects the HDFS growth rate to be slightly higher than the Company’s motorcycle unit growth rate.

Share Repurchase

During the quarter, the Company repurchased approximately 1.3 million shares of its common stock. This brings share repurchases to 9.1 million shares on a year-to-date basis.

Cash Flow — Six Month Results

During the first six months, operations generated cash of $609 million. The Company invested $64 million in capital expenditures, paid dividends of $53 million and repurchased shares at a cost of $474 million.

Harley-Davidson, Inc. — Six Month Results

For the six month period, revenue was $2.49 billion compared with $2.33 billion, a 6.9 percent increase over the year ago period. Diluted earnings per share were $1.52, compared with $1.28, an increase of 18.8 percent compared to the same period last year.

Through the first six months of this year, shipments of Harley-Davidson motorcycle units were 156,124, a 6.5 percent increase over last year’s 146,633. Harley-Davidson motorcycle revenue was $1.94 billion, a 5.8 percent increase over $1.83 billion in revenue in 2003. P&A revenue totaled $399.3 million, a 9.7 percent increase over last year’s $364.0 million. General Merchandise revenue totaled $107.5 million, a 7.3 percent increase compared with $100.1 million during the same period in 2003.

During the same period, HDFS operating income was $99.3 million, a 13.1 percent increase over last year’s $87.8 million during the first six months.

Company Background

Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport and sport-touring motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and customers.

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities through the implementation of innovative manufacturing techniques and other means, (ii) successfully implement production capacity increases in its facilities, (iii) successfully introduce new products and services, (iv) avoid unexpected P&A /general merchandise supplier backorders, (v) sell all of the Harley-Davidson motorcycles it plans to produce, (vi) continue to develop the capacity of its distributor and dealer network, (vii) avoid unexpected changes in the regulatory environment for its products, (viii) successfully adjust to foreign currency exchange rate fluctuations, (ix) successfully adjust to interest rate fluctuations, and (x) successfully manage changes in the credit quality of HDFS’s loan portfolio.

In addition, the Company could experience delays in the operation of manufacturing facilities as a result of work stoppages, difficulty with suppliers, natural causes, terrorism or other factors. Risk factors are also disclosed in documents previously filed by the Company with the Securities and Exchange Commission.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
Net revenue	$1,327,808	$1,218,872	$2,493,509	$2,332,563
Gross profit	503,416	443,218	943,545	846,250
Operating expenses	168,333	176,465	341,364	339,872

Operating income from
motorcycles and related products	335,083	266,753	602,181	506,378
Financial services income	81,060	71,287	161,554	142,056
Financial services expense	32,053	26,821	62,234	54,233

Operating income from financial services	49,007	44,466	99,320	87,823
Corporate expenses	5,034	4,183	9,523	8,656
Total operating income	379,056	307,036	691,978	585,545
Investment income and other, net	4,264	1,729	8,521	7,470

Income before provision for taxes	383,320	308,765	700,499	593,015
Provision for income taxes	136,079	106,523	248,678	204,589

Net income	$247,241	$202,242	$451,821	$388,426

Earnings per common share:
Basic	$0.84	$0.67	$1.53	$1.29
Diluted	$0.83	$0.66	$1.52	$1.28
Weighted-average common shares:
Basic	294,304	302,164	296,039	302,263
Diluted	296,396	304,339	298,135	304,448

Harley-Davidson, Inc. - 2nd Quarter 2004 Press Release Financial Tables - page 1

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 27, 2004	Dec. 31, 2003	June 29, 2003
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$798,542	$812,449	$691,459
Marketable securities	514,462	510,211	500,669
Accounts receivable, net	130,606	112,406	113,025
Finance receivables, net	954,918	1,001,990	910,963
Inventories	217,711	207,726	206,574
Other current assets	81,814	84,345	73,169

Total current assets	2,698,053	2,729,127	2,495,859
Finance receivables, net	633,450	735,859	606,619
Other long-term assets	1,393,237	1,458,102	1,194,636

Total assets	$4,724,740	$4,923,088	$4,297,114

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$654,477	$631,468	$696,753
Current portion of finance debt	96,977	324,305	343,331

Total current liabilities	751,454	955,773	1,040,084
Finance debt	670,000	670,000	380,000
Other long-term liabilities	219,261	212,179	219,789
Postretirement health care benefits	139,909	127,444	116,487
Shareholders' equity	2,944,116	2,957,692	2,540,754

Total liabilities and shareholders' equity	$4,724,740	$4,923,088	$4,297,114

Harley-Davidson, Inc. - 2nd Quarter 2004 Press Release Financial Tables - page 2

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six months ended
	June 27, 2004	June 29, 2003
Cash flows from operating activities:
Net income	$451,821	$388,426
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	104,864	95,262
Provision for long-term employee benefits	33,978	39,007
Provision for finance credit losses	1,678	1,963
Gain on current year securitizations	(44,498)	(48,587)
Collection of retained securitization interests	60,603	44,177
Contributions to pension plans	--	(12,000)
Tax benefit of stock options	11,860	3,575
Other operating cash flows	13,196	5,741
Net changes in current assets and current liabilities	(24,908)	92,300

Total adjustments	156,773	221,438

Net cash provided by operating activities	608,594	609,864

Cash flows from investing activities:
Capital expenditures	(64,205)	(82,649)
Finance receivables, net	164,994	(34,032)
Net change in marketable securities	(8,018)	13,267
Other, net	(9,618)	1,212

Net cash provided by (used in) investing activities	83,153	(102,202)
Cash flows from financing activities:
Net decrease in finance debt	(218,100)	(47,922)
Dividends paid	(53,010)	(22,739)
Purchase of common stock for treasury	(473,468)	(30,563)
Issuance of common stock under employee stock plans	38,924	4,093

Net cash used in financing activities	(705,654)	(97,131)

Net (decrease) increase in cash and cash equivalents	(13,907)	410,531
Cash and cash equivalents:
At beginning of period	812,449	280,928

At end of period	$798,542	$691,459

Harley-Davidson, Inc. - 2nd Quarter 2004 Press Release Financial Tables - page 3

Harley-Davidson, Inc.
Net Revenue and Motorcycle
Shipment Data

	Three Months Ended		Six Months Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$1,020,263	$955,425	$1,939,069	$1,831,932
Buell® motorcycles	23,109	15,016	45,192	35,514
Parts & Accessories	230,146	204,199	399,334	364,043
General Merchandise	53,068	43,663	107,476	100,138
Other	1,222	569	2,438	936

	$1,327,808	$1,218,872	$2,493,509	$2,332,563

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	65,102	61,931	124,846	118,883
Export	16,932	14,094	31,278	27,750

Total	82,034	76,025	156,124	146,633

Motorcycle product mix:
Touring	25,031	20,912	46,435	39,400
Custom	39,407	41,276	76,271	80,248
Sportster®	17,596	13,837	33,418	26,985

Total	82,034	76,025	156,124	146,633

BUELL UNITS
Motorcycle shipments:
Buell	2,718	1,942	5,321	4,883

Year-to-date Heavyweight (651+ cc)
Motorcycle Retail Registrations (Units),
data through month indicated.

Harley-Davidson, Inc. - 2nd Quarter 2004 Press Release Financial Tables - page 4

	2004	2003	% change
United States
- H-D (June)	141,407	121,414	16.5%
- Industry (June)	287,528	257,929	11.5%
Europe
- H-D (June)	14,978	14,875	0.7%
- Industry (May)	183,938	181,133	1.5%
Japan
- H-D (June)	4,849	5,232	(7.3%)
- Industry (May)	18,287	19,611	(6.8%)

Only Harley-Davidson® motorcycles are included in the Harley-Davidson (H-D) data.

Data for Europe includes registrations in Austria, Belgium, Denmark, Finland, France, Germany,
Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and United Kingdom.
Data Sources: (subject to update)
United States: Motorcycle Industry Council,
Europe: Company reports, Giral S.A.
Japan: Company reports, Industry sources

Harley-Davidson, Inc. - 2nd Quarter 2004 Press Release Financial Tables - page 5